Exhibit 10.6

THIRD AMENDMENT TO OFFICE LEASE

This THIRD AMENDMENT TO OFFICE LEASE (“Third Amendment”) is made and entered into as of February 24, 2015, by and between 888 BRANNAN LP (“Landlord”), and AIRBNB, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.    Landlord and Tenant are parties to that certain Office Lease dated April 26, 2012 (the “Office Lease”), whereby Tenant currently leases approximately 224,737 rentable square feet of space (“RSF”) (the “Premises”) in the building located at 888 Brannan Street, San Francisco, California (the “Building”), which Premises is comprised of (i) 24,100 RSF (including mezzanine space) on the ground floor of the Building, (ii) 31,099 RSF on the 2nd floor of the Building, (iii) 97,507 RSF on the 3rd floor of the Building, (ii) 59,098 RSF on the 4th floor of the Building, and (iv) 12,933 RSF on the 5th floor of the Building, all as more particularly described in the Lease. The Office Lease was amended by the First Amendment to Lease dated as of December 10, 2013 (the “First Amendment”), the Second Amendment to Office Lease dated May 29, 2014 (the “Second Amendment”), and Letter Agreements dated April 26, 2012, November 7, 2012, and October 16, 2014 (the “Atrium Side Letters”). The Office Lease as amended by the First Amendment, Second Amendment and Atrium Side Letters is referred to herein as the “Lease”. The Premises on the 3rd, 4th and 5th floors of the Building are referred to herein as the “Original Premises”. The Premises on the ground and 2nd floors of the Building are referred to herein as the “Expansion Premises”.

B.    Landlord and Tenant desire to confirm certain matters with respect to the Lease, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.

2.    Allowance Deadline. Pursuant to Section 2(d) of the First Amendment, the “Allowance Deadline” by which Tenant is required to utilize the “Third Floor Portion of the Allowance” was made to be December 31, 2014. Landlord and Tenant agree that such Allowance Deadline is hereby further extended to be March 31, 2015.

3.    Base Year Property Tax Amounts. In consideration of Landlord’s agreement to extend the Allowance Deadline, as provided above, and notwithstanding any other provision of

888 Brannan Street [Third Amendment] [Airbnb, Inc.]

the Lease, including without limitation the terms of Section 4.3(c) of the Original Lease, to the contrary, Landlord and Tenant hereby agree as follows:

3.1.    Stipulated 2013 Base Year Property Taxes. The “Property Taxes” for the “Base Year” of calendar year 2013, as applicable to the office portion of the Project, are hereby deemed and stipulated to be equal to $978,943.00 (the “Stipulated 2013 Property Taxes”), notwithstanding the fact that the actual amount of Property Taxes assessed against the Project may be in excess of such amount. The Stipulated 2013 Property Taxes shall not be subject to modification during the Term.

3.2.    Stipulated 2014 Base Year Property Taxes. The “Property Taxes” for the “Base Year” of calendar year 2014, as applicable to the office portion of the Project, are hereby deemed and stipulated to be equal to $1,451,816.14 (the “Stipulated 2014 Property Taxes”), notwithstanding the fact that the actual amount of Property Taxes assessed against the Project may be in excess of such amount. The Stipulated 2014 Property Taxes shall not be subject to modification during the Term.

3.3.    Property Tax Allocations. Landlord and Tenant agree that during the Term, Property Taxes for the Project shall be allocated 80% to the office portion of the Project, and 20% to the jewelry mart/gift center and retail portions of the Project.

4.    Atrium Artwork Allowance. Tenant acknowledges that Landlord has spent in excess of $200,000 for the installation of artworks in the atrium area of the Project (the “Atrium”), and that, accordingly, the obligation of Landlord with respect to the “Atrium Artwork Allowance” as set forth in Section (i)(5) of the estoppel by Tenant dated April 4, 2014, has been satisfied.

5.    Use of Atrium. From time to time during the Lease Term, Tenant shall have the right, on at least ten (10) business days prior notice to Landlord, and subject to reasonable advance scheduling and prior booked events, to reserve the Atrium for Tenant’s exclusive use for a reasonable period of time as reasonably necessary to prepare for, host, and clean-up from special events, on no more than twenty-five (25) occasions in any calendar year. Any such use of the Atrium shall be subject to Landlord’s reasonable rules and regulations relating thereto (including, without limitation, with respect to use, security, noise restrictions, and cleaning requirements) and shall comply with all applicable laws. Any costs reasonably incurred by Landlord as a result of Tenant’s exclusive use of the Atrium shall be paid by Tenant at Tenant’s sole cost and expense; Landlord agrees to use good faith efforts to provide Tenant with a written estimate of any such costs prior to the date of any of the events in question, for Tenant’s review, and agrees to confirm with Tenant at Tenant’s request in the event Tenant in good faith believes any such anticipated costs are unreasonable. Tenant acknowledges that any such estimate is an estimate only, and that the final costs may reasonably vary from those set forth in the estimate. In the event that the insurance carried by Tenant in accordance with the terms of Section 10.3.1 of the Office Lease would not cover a particular event, activity or other use of the Atrium by Tenant, Tenant shall procure additional reasonable liability insurance as reasonably required by Landlord to cover such event, activity or use.

6.    No Further Modification. Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

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7.    Counterparts. This Third Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one fully executed original instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) and any counterpart so delivered shall be deemed to have been duly and validly delivered, valid and effective for all purposes and binding upon the parties hereto.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”		“TENANT”

888 BRANNAN LP,		AIRBNB, INC.,
a Delaware limited partnership		a Delaware corporation

By:	/s/ McClure Kelly	By:
Name:	McClure Kelly	Name:
Title:	Managing Director	Title:

By:
Name:
Title:

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7.    Counterparts. This Third Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one fully executed original instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) and any counterpart so delivered shall be deemed to have been duly and validly delivered, valid and effective for all purposes and binding upon the parties hereto.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”	“TENANT”

888 BRANNAN LP, a Delaware limited partnership	AIRBNB, INC., a Delaware corporation

By:	By:	/s/ David C Bernstein
Name:	Name:	David C Bernstein
Title:	Title:	Chief Accounting Officer

By:
Name:
Title:

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